                                                           EXHIBIT 10(iii)(A)(2)

                     SETTLEMENT AND NON-DISCLOSURE AGREEMENT


         EUGENE B. SHANKS, JR., on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as "Shanks"), and BANKERS TRUST NEW YORK CORPORATION, on its own behalf and on behalf of its subsidiaries, divisions, affiliates, successors and assigns, and its and their respective officers, directors, agents, representatives and employees (hereinafter collectively referred to as "Bankers Trust" or the "Company"), have reached the within agreement ("Agreement") in settlement of any and all issues related to Shanks's employment with, and separation from the employ of, Bankers Trust, such Agreement being reached on the following terms and conditions:

         1. Shanks has resigned his positions as President and Director of Bankers Trust effective October 19, 1995. Shanks will continue as an employee of Bankers Trust until October 31, 1996, and will receive the compensation and benefits set forth in paragraph 2 below.

         2. In full and complete satisfaction of all known and unknown claims against Bankers Trust, and in consideration for executing this Agreement, Shanks will be entitled to the following:

              a. Bankers Trust shall provide Shanks with base salary continuation, payable monthly through Shanks' off-payroll date of October 31, 1996.

              b. Bankers Trust will make a lump-sum payment to Shanks of $500,000, payable on or about the eighth day after Shanks executes this Agreement.

              c. Bankers Trust shall pay Shanks a bonus for the 1995 performance year, consistent with bonuses for other senior executives of the Company on or about the eighth day after Shanks executes this Agreement.

              d. Shanks' outstanding Employee Stock Options shall continue to become exercisable in accordance with their terms and, notwithstanding any provisions of such options to the contrary, shall remain exercisable for the original terms under which they have been granted. That is, options which have previously been granted to Shanks and are currently outstanding may be exercised for the remainder of the original ten year exercise period. Any options remaining unexercised at the end of the respective periods will be forfeited.

                 Shanks understands that upon approval of this Agreement by the Human Resources Committee, any Incentive Stock

Options outstanding will be deemed "Modified" and thereby lose their tax qualified status.

              e. Bankers Trust acknowledges that Shanks has a Restricted Stock award outstanding of 31,000 shares. Shanks' 31,000 shares award, granted on January 17, 1995, will vest and be distributed to him on the first day of January 1996 that executive officers of the Company may sell shares of Bankers Trust stock pursuant to the Company's quarterly "window period" policy.

              f. Shanks' shares awarded under the Partnership Equity Plan ("PEP") will continue to be deferred until the fifth anniversary following the end of each related performance year. That is, Shanks' 1992, 1993, 1994 and 1995 Awards will be distributable to him in December of 1997, 1998, 1999 and 2000, respectively. Shares acquired by net EPS reinvestments through Shanks' off-payroll date will immediately vest. For the remainder of their respective deferral periods, shares in Shanks' PEP account will continue to earn and pay out quarterly dividends. The 75% floor protection on the original shares awarded to Shanks (not shares acquired through reinvested net EPS credits) remains intact until distribution.

              g. Bankers Trust acknowledges that all salary paid to Shanks through October 31, 1995 (subject to applicable tax limits) qualifies under the formula to compute Shanks' benefits under the PartnerShare Plan. In addition, on or about the eighth day after Shanks executes this Agreement, Shanks will receive a cash payment of $15,000 in lieu of Plan contributions based on Shanks' monthly severance allowance.

              h. To the extent Shanks receives a bonus for the 1995 performance year, Bankers Trust will make a contribution to Shanks' ADCAP account equal to 10% of such bonus (up to twice Shanks' salary) effective on or about the eighth day after Shanks executes this Agreement. In addition, Bankers Trust will add $1.5 million to Shanks' ADCAP account on or about the eighth day after he executes this Agreement. The amount in Shanks' ADCAP account following the addition of such $1.5 million will be distributed to him promptly following such addition and the balance in his ADCAP account will be distributed to him promptly following the contribution in respect of his bonus for the 1995 performance year.

              i. Shanks' ESOP account balance will continue to have dividends reinvested until distribution following his off-payroll date. Shanks' election to receive his PartnerShare account will govern the distribution of his ESOP account. Shanks may receive the value of his ESOP account in either shares of Bankers Trust stock or cash.

              j. All salary paid to Shanks through his off-payroll date (subject to tax limits) will qualify under the formula to compute Shanks' benefit under the terms of the Company's qualified Pension Plan.

              k. Shanks shall be eligible to receive additional pension benefits from his grandfathered rights in the Supplemental Retirement Plan, or "SERP", pursuant to the terms of said Plan. Shanks shall receive the actuarial value of his entitlements under the SERP as a lump sum payment of $256,600 on or about the eighth day after he executes this Agreement.

              l. Shanks' coverage in the Company's group medical and dental plans shall continue through his off-payroll date. Thereafter, Shanks may voluntarily continue coverage for himself and his eligible dependents at his own expense for a period of up to eighteen (18) months consistent with applicable federal law.

              m. Shanks' coverage in the Company's life and disability plans shall continue through October 31, 1996, pursuant to the terms of said plans, and will end on such date.

              n. On October 31, 1996, Shanks' off-payroll date, he will receive the cash equivalent of his unused vacation days for the 1995 calendar year.

                 Shanks acknowledges that the payments and benefits set forth above shall be subject to applicable federal, state and local taxes, and all other deductions as required by law and Bankers Trust policy. Shanks shall have no duty to seek other employment or to become self-employed to mitigate any payments or benefits to which he is entitled pursuant to this Agreement nor shall there be any offset against such payments or benefits in the event of such employment or self-employment. If Shanks dies prior to the payment of any of the amounts set forth in this paragraph, Shanks' estate or his designated beneficiary shall be paid such amounts.

         3. Shanks agrees that he will not publicly or privately disparage Bankers Trust or any of the Company's products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. The Company agrees that it will not publicly or privately disparage Shanks. Notwithstanding the foregoing, neither Shanks nor the Company will be restricted from providing information about the other as required by a court or governmental agency or by applicable law. Further, the Company shall not be restricted from reporting information regarding Shanks' performance while employed by the Company to internal or external auditors, special counsel or investigators, any applicable enforcement agencies, regulatory agencies, insurance carriers or in litigation involving Shanks or the Company. Shanks hereby acknowledges and further agrees that the payments and benefits described herein will be forfeited (including the right to exercise any outstanding stock options), if he materially violates any material provisions of this Agreement. In any such instances, Shanks also agrees to tender back all amounts he received from Bankers Trust pursuant to paragraph 2 of this Agreement which is over and above that to which he is normally entitled under standard Bankers Trust policy, within thirty days of his being advised by Bankers Trust of the conduct or behavior which the Company believes to be a material violation of a material provision of this Agreement. Should Shanks not tender back such consideration as set forth above and, as a result, should Bankers Trust be forced to take legal action to recover such amounts, and should Bankers Trust be the prevailing party in such litigation, Shanks shall be responsible to Bankers Trust for all costs incurred in bringing such action, including but not limited to, its reasonable attorneys' fees. Nothing set forth herein should be construed as preventing Bankers Trust from seeking any additional rights or remedies it may have at law or in equity in the event of a material violation of a material provision of this Agreement.

         4. In exchange for the consideration described in Paragraph 2, Shanks hereby releases Bankers Trust from any and all liability arising from any and all acts including, but not limited to, those arising out of his employment relationship with the Company or under any contract, tort, federal, state, or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefits Protection Act of 1990, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State and New York City Civil Rights Laws, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this Agreement. Notwithstanding the foregoing, Shanks does not release his right to have the Company perform its obligations under this Agreement, including without limitation, his right to (i) indemnification pursuant to this paragraph 4, or any other right to indemnification by the Company, (ii) any compensation or benefits pursuant to any plan or program that is part of the subject matter of this Agreement, (iii) pension, health or similar benefits under the Company's retirement programs.

         Shanks also agrees not to initiate any legal action, charges or complaints against Bankers Trust in any forum whatsoever, in connection with the claims released by him pursuant to this paragraph 4. In the event any such actions, charges or complaints are asserted in the future by or on behalf of Shanks, other than a shareholders' derivative action not initiated by Shanks, or initiated without his direct or indirect involvement, a material violation of a material provision of this Agreement shall be deemed to have occurred, entitling Bankers Trust to the return of the consideration set forth in this Agreement which is over and above that to which Shanks is normally entitled under standard Company policy, as well as the attorneys' fees incurred by Bankers Trust in defending such action, charge or complaint.

         Bankers Trust expressly denies that it has violated any such law, statute, ordinance, contract, duty or obligation whatsoever, or that it committed any tort or engaged in any wrongful conduct with respect to Shanks. Shanks acknowledges that the consideration described in this Agreement is in excess of that to which he was otherwise entitled upon his termination under either applicable law, Company policy, or pursuant to any contractual agreement he may have with Bankers Trust.

         Bankers Trust agrees that Shanks is entitled to indemnification to the fullest extent provided by the Company for Directors and Officers as set forth in the Company's bylaws as may exist from time to time, but in no event less favorable than available to other Directors and Officers. Shanks shall also be entitled to directors' and officers' liability insurance in accordance with the terms of the policy provided by the Company for its directors and officers as amended from time to time. Subject to the terms of such bylaws, Shanks shall have the right to choose his own counsel in connection with any investigatory or legal proceedings, in which Shanks may be or become involved, and shall be reimbursed for reasonable attorneys' fees in connection with any such investigation or litigation. Additionally, Shanks shall be given reasonable access to Company books and records relevant to such investigatory or legal proceedings to the extent permitted by the Company's bylaws or applicable rules, regulations or law.

         5. The terms of this Agreement, the claims that have been or could have been raised against Bankers Trust as of the date of this Agreement, and the facts and circumstances underlying any such claim shall not be admissible by Shanks in any litigation or proceeding in any forum, except as required by law, for any purpose other than to secure enforcement of the terms and conditions of this Agreement.

         6. Neither Shanks nor the Company will publish, publicize, or disseminate or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any information, data or documents (1) relating to Shanks' employment with and separation from Bankers Trust, except that either party may discuss the fact that he was employed by Bankers Trust, his title, salary, compensation, responsibilities and that he resigned his position; or (2) relating to the terms of this Agreement or the fact that this Agreement exists, except for (a) the purpose of enforcing this Agreement should that ever become necessary; or (b) disclosures required by a court or governmental agency or by applicable law, or to any investigatory or regulatory agency with authority over the Company. Shanks may disclose the terms of this Agreement to his spouse, accountants, attorneys or tax preparers, or prospective employers, provided that disclosures to prospective employers shall be limited to the provisions of paragraphs 6 and 7, and, the Company may disclose the terms of this Agreement to its accountants, attorneys, tax preparers, its employees who have a need to know such terms, and as otherwise set forth above. In the event this Agreement is disclosed publicly pursuant to applicable law, the provisions of this nondisclosure paragraph, with respect to disclosing the terms of this Agreement, shall no longer be applicable.

         Shanks further agrees that he will not publish, publicize or disseminate, or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any confidential information, data or documents relating to the operations of the Company, including any trade secrets or other proprietary information, except as may be required by a court or governmental agency. Confidential information shall mean all information that is not known or available to the public concerning the business of the Company relating to its financial products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, including know-how, financial information concerning the Company and its customers and specifications, programs, documentation and manuals relating to all financial models, telecommunications and computer systems, software, hardware and applications developed or used by Bankers Trust. Confidential information shall include information that is, or becomes, known to the public as a result of a breach by Shanks of the provisions of this paragraph 6. Bankers Trust reserves the right to seek appropriate damages, including attorneys' fees and injunctive relief, should Shanks violate this Agreement.

         7. Shanks agrees that during the one-year period following the execution of this Agreement, he will not, directly or indirectly, personally solicit or induce or cause any third party to solicit or induce any Bankers Trust employees to work for him or any competitor of the Company, it being understood that if any such employee contacts Shanks on his or her own initiative, Shanks may thereafter discuss with such employee his or her working for him or a competitor, provided that in such situations, Shanks agrees to notify the Chief Legal or Human Resources Officer of Bankers Trust and advise either executive of such contact and of the employee(s) making such contact, before extending any offer of employment to such individual(s).

         8. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement. Any waiver must be in writing and signed by Shanks or any authorized officer of the Company, as the case may be.

         9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

         10. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this Agreement shall remain valid and binding upon both parties.

         11. Shanks agrees to voluntarily cooperate with the independent counsel's investigation of Bankers Trust's derivatives business, and with the Company in connection with any threatened, actual or future litigation or investigations by federal, state or local agencies involving the Company, whether administrative, civil or criminal in nature, in which and to the extent his cooperation is deemed necessary by the Company in its discretion. The Company shall reimburse Shanks for all reasonable out-of-pocket travel expenses incurred by him in connection with his voluntary cooperation under this paragraph 11. Such expenses shall be reimbursed after his submission to the Company of statements in such reasonable detail as the Company may require. Shanks shall be entitled to a fee of $2,500 per day (pro-rated for a portion of a day) for furnishing such voluntary cooperation, such fee to be paid promptly following his submission of a statement therefor. Shanks shall not, however, be entitled to any per diem fee during any period he is receiving salary continuation payments pursuant to paragraph 2 of this Agreement. If Shanks reasonably determines after being asked to voluntarily cooperate by Bankers Trust in connection with any such litigation or threatened litigation, that he requires independent legal representation, he and the Chief Legal Officer of Bankers Trust will reasonably endeavor to decide if such counsel is necessary subject to the terms of the bylaws of the Company. Should Bankers Trust and Shanks agree that counsel is necessary, Bankers Trust, subject to the bylaws of the Company, will reimburse Shanks for his reasonable attorneys' fees in connection with such representation.

         12. Shanks acknowledges that he has had up to twenty-one (21) days from the date he received this Agreement to consider the terms of this Agreement and further, acknowledges that he is fully aware of its contents and of its legal effects. Shanks is also hereby advised in writing by Bankers Trust to consult with an attorney regarding this Agreement.

         13. This Agreement has been executed freely, knowingly and voluntarily by Shanks without duress, coercion, or undue influence, with a full and free understanding of its terms. This Agreement is revocable by either party for seven (7) days following its execution, after which time it shall become effective and enforceable. Notice of revocation must be sent in writing to the other party prior to the eighth day after this Agreement is signed by the party seeking revocation. If Shanks wishes to revoke his agreement, his written notice of revocation must be received within the seven (7) day revocation period by Peter Gurney, Managing Director, at the following address: Bankers Trust New York Corporation, 130 Liberty Street, New York, New York.

         14. This Agreement supersedes all prior oral and written agreements, if any, with respect to the subject matter hereof between the parties. This Agreement may not be changed except by a writing signed by Shanks and an authorized management representative of Bankers Trust.



AGREED:                                     AGREED:

                                            BANKERS TRUST NEW YORK
                                              CORPORATION on behalf of
                                               Bankers Trust



/s/EUGENE B. SHANKS, JR.                    /s/MARK BIELER
------------------------                    --------------
EUGENE B. SHANKS, JR.                       MARK BIELER

January 19, 1996                            January 23, 1996
----------------                            ----------------
Date                                        Date


On this 19 day of January, 1996, before me personally came Eugene B. Shanks, Jr. to me known to be the individual described in and who executed the foregoing Settlement and Nondisclosure Agreement, and duly acknowledged to me that he executed the same.


/s/RICHARD CORAZZA
------------------
   Notary Public


On this 23 day of January, 1996, before me personally came Mark Bieler, authorized representative for Bankers Trust New York Corporation, to me known to be the individual described in and who executed the foregoing Settlement and Non-disclosure Agreement, and duly acknowledged to me that he executed the same.


/s/PERRY V. CAPITANI
--------------------
Notary Public